LICENSING AGENT AGREEMENT

This **LICENSING AGREEMENT** ("Agreement") made this 21st day of February, 2012 by and between Camuto Consulting, Inc., a corporation formed under the laws of the State of Connecticut with offices at 411 West Putnam Avenue, Greenwich, CT 06830 (the "Company") and Excel Corporation, a corporation formed under the laws of the State of Delaware, with offices at 1384 Broadway, 17th Floor, New York, NY 10036 ("Licensing Agent").

WHEREAS, Company owns the trademarks VINCE CAMUTO, VINCE CAMUTO Crest, VINCE CAMUTO Signature and variations thereof (the "Marks") in connection with use on various Products (hereinafter defined); and

WHEREAS, Company desires to engage the services of Licensing Agent and Licensing Agent's employee, Robert Stone, to identify and secure licenses for the use of the Marks on the Products (hereinafter defined), and Licensing Agent accepts such engagement, upon the terms and conditions of this Agreement; and

WHEREAS, the parties desire to memorialize their agreement and understanding concerning the subject matter of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and Agreements contained herein, the parties hereto agree as follows:

1. **Engagement of Licensing Agent.** Subject to the terms of this Agreement, Company hereby authorizes Licensing Agent to act as its non-exclusive agent during the Term (as hereinafter defined) to identify and secure licenses, as applicable, (each a "License") from third parties to use the Marks in connection with the design, manufacture, distribution and sale throughout the world of articles of clothing, accessory articles and other consumer products (collectively, the "Products").

2. **Services to be Performed by Licensing Agent.**

2.1 Licensing Agent will solicit third parties for the purpose of negotiating and, ultimately, subject to Company's approval, entering into Licenses for one or more of the Products.

2.2 Before making contact with a prospective licensee, Licensing Agent shall identify each third party to Company, by written notice, which notice shall set forth the name and address of the prospective Licensee and the proposed Products. Upon receipt of such written notice, Company will send written notice to Licensing Agent either approving or disapproving contact with such prospective Licensee for the proposed Products. The third party so identified by Licensing Agent and approved by Company shall be an "Eligible Licensee."

2.3 Licensing Agent will solicit from each Eligible Licensee specific terms and conditions for a prospective License, which terms and conditions shall be in writing, and shall endeavor to obtain those terms and conditions that are most favorable to Company (the "Term Sheet" and "Business Proposal"). Each Term Sheet and Business Proposal shall identify, with respect to each Eligible Licensee, its principals and its experience developing, manufacturing, distributing and selling the proposed Products as well as specific proposed

License terms, including royalty rate, initial and renewal terms desired, distribution channels and specific Products.

2.4 Licensing Agent will use good faith efforts to identify and solicit Eligible Licensees that have experience with the proposed Products, as well as the financial capability to properly and effectively exploit the proposed License for the Products throughout the Territory. Notwithstanding the foregoing, Licensing Agent makes no representation now or hereafter regarding the financial condition of the Licensee or its business operations and Company assumes full responsibility for its own due diligence in making its own determination prior to engaging in business with any Eligible Licensee.

2.5 At such time as Licensing Agent has completed the Term Sheet and Business Proposal with an Eligible Licensee, Licensing Agent will submit the Term Sheet and Business Proposal in writing to Company. The Term Sheet and Business Proposal are only deemed approved by Company once explicit advance written approval is given by Company to Licensing Agent. Company retains sole discretion over giving any approval concerning a proposed Eligible Licensee and License. If Company provides approval concerning a proposed Eligible Licensee and License, Company will assume control over negotiations with the Eligible Licensee for the License Agreement.

3. **Responsibilities of the Company**. Company shall fully cooperate with Licensing Agent in order for Licensing Agent to effectively perform its services hereunder, including providing Licensing Agent with timely responses and decisions, appropriate access to Company data and information and making its representatives available for on-going consultation with Licensing Agent.

4. **Term; Termination**.

The term on this Agreement shall commence on the date hereof and shall continue for a period of one (1) year ending on February 28, 2013, (the "Initial Term"). Soon thereafter, this Agreement shall automatically renew for an additional one (1) year term, unless either party provides to the other party its written notice of non-renewal or termination at least thirty (30) days in advance of such auto-renewal date.

Company will have the right to automatically terminate this Agreement if Licensing Agent breaches this Agreement, including, but not limited to, those circumstances whereby Licensing Agreement makes contact with a prospective Licensee before obtaining Company's approval. Should Company later enter into a license, following termination of this Agreement, with any such prospective Licensee that Licensing Agent made contact with without Licensing Agent's prior approval, Company shall not be obligated to pay any Commission payments to Licensing Agent.

Upon the expiration or termination of this Agreement, all obligations of Licensing Agent and Company under this Agreement shall cease, except that if the Company becomes a party to a License with an Eligible Licensee within the Term or during the six (6) month period immediately following the Term, then and in that event, as to such Eligible Licensee and specific License, Company shall be obligated to make the commission payments to Licensing Agent as provided in Section 5.1 below.

5. **Commission**.

5.1 In consideration of the services to be provided by Licensing Agent pursuant to this Agreement, with respect to each License that is executed where such License was solicited by Licensing Agent on behalf of Company, with Company's written approval, Company shall pay to Licensing Agent a commission ("Commission") in the form of a percentage of the Royalties (as hereinafter defined) earned and received by Company during the Initial or First Term and during any Renewal Term (as defined in the applicable License Agreement) under each License with an Eligible Licensee as outlined below:

(a) For the purposes of this agreement "Royalties" means all trademark royalties payable to Company under each License, including Advances and Minimum Payments made against Guaranteed Trademark Royalties and Trademark Royalties, during the Initial or First term of each License, as defined within such License Agreement.

(b) Company shall pay a Commission of Six and One-Half Percent (6.5%) on all Royalties earned and received by Company during the Initial or First Term of those solicited License Agreements with Eligible Licensees that are executed.

(c) Company shall pay a Commission of Five Percent (5%) on all Royalties earned and received by Company during any Renewal Term of those solicited License Agreements with Eligible Licensees that are executed.

5.2. Company's obligation to pay Commission to Licensing Agent and Licensing Agent's right to receive Commission shall commence and continue throughout the life of the License Agreement executed by Company with any Eligible Licensee until either expiration or termination of such License Agreement.

5.3. The Commission due to Licensing Agent hereunder shall be paid to Licensing Agent no later than ten (10) business days following when the Royalties are paid to the Company by the Eligible Licensee pursuant to the applicable License Agreement and shall be accompanied by a statement setting forth the calculation of the Commission based on the Royalties received by Company. Licensing Agent shall have the right to examine only the books and records of Company relating to all License Agreements entered into by Company with Eligible Licensees pursuant to this Agreement. Examination can take place one (1) time per year within two (2) years of when deemed rendered. Licensing Agent must bring action within one (1) months of any objection.

6. **Independent Contractor**. Nothing herein contained and no acts or assistance given or rendered by Licensing Agent or Company shall be construed to constitute Licensing Agent and Company as partners, joint venturers, agents or employees of each other. Licensing Agent acknowledges that it is an independent contractor under this Agreement.

7. **Representations and Warranties**

7.1 The Company represents and warrants that: (i) it is a Connecticut corporation in good standing, validly existing under the laws of its jurisdiction; (ii) it has the right, power and authority as granted by its directors or officers to grant Licenses for the Marks as contemplated in this Agreement; and (iii) it has the full power and authority to enter into this Agreement and perform its obligations hereunder.

7.2 Licensing Agent represents and warrants that (i) it is a Delaware corporation duly organized and validly existing under the laws of its jurisdiction and (ii) it has the full power and authority to enter into this Agreement and perform its obligations hereunder.

8. **Indemnification**.

8.1 Company shall indemnify and hold harmless Licensing Agent and its officers, directors, employees and agents from and against any claims, loss, liability, damage and expense (including reasonable attorneys' fees) by third persons against the Company arising out of or relating to the design, manufacture, promotion, advertisement or sale of the Products by the Company, its subcontractors or the Eligible Licensees.

8.2 Licensing Agent shall indemnify and hold harmless Company and its officers, directors, related and affiliated entities, employees and agents from and against any claims, loss, liability, damage and expense (including reasonable attorneys' fees) by third persons or entities, including prospective Licensees and Eligible Licensees, against the Company or Licensing Agent arising out of or relating to Licensing Agent's performance of its duties and services under this Agreement, including making any promises to such third persons regarding potential License Agreement terms.

9. **Non-Circumvention**. Except as otherwise provided for in this Agreement, neither Company, nor its parents, subsidiaries, related entities or affiliates, shall have any direct or indirect dealings with any Eligible Licensee outside of the scope of this Agreement, unless such dealings are social or unrelated to negotiations or discussions relating to the contemplated License Agreement. In the event a transaction with an Eligible Licensee is consummated in violation of this Section 9, then and in all events, Licensing Agent shall be entitled to receive a Commission from Company pursuant to what Licensing Agent would have been entitled to receive under Section 5.1 of this Agreement. Licensing Agent shall not be entitled to receive a Commission as defined under Section 5.1 from Company where Company resumes discussions with and ultimately executes an agreement with a formerly Eligible Licensee six (6) months or more after the prior discussions, which were previously facilitated by Licensing Agent, with such formerly Eligible Licensee ceased and/or failed to result in an executed License Agreement.

10. **Assignment: Binding Effect**. Neither this Agreement nor other rights granted hereunder may be assigned, sublicensed or transferred by either party without the prior written consent of the other party. Notwithstanding the foregoing, Company can assign its rights to a related entity without consent from Licensing Agent. Any assignment or attempt to assign without the prior written consent of the other party shall be null and void and of no force and effect. This Agreement shall inure to the benefit of and shall be binding upon the parties, their respective successors and the parties permitted transferees and assigns.

11. **Confidentiality**. Except in connection with the resolution of any disputes relating hereto, the licensing of the rights hereunder, or the Products, the parties will keep the terms of this Agreement and all information relating to the business and operations of the parties acquired during the Term of this Agreement by either party in confidence and shall not disclose such terms or information to anyone who is not a party to this Agreement, except the parties' lawyers, accountants and other employees, or pursuant to an order of any Court of competent jurisdiction.

12. **Non-Disparaging Statements**. Both during and after the Term, neither party to this Agreement nor anyone acting on a party's behalf shall make any derogatory or disparaging

statements about the other, or its past or present direct or indirect parent companies or its past or present subsidiaries, related entities, or affiliates, or any of its past or present officers, directors, employees, agents, representatives, successors or assign, or directly or indirectly take any action which is intended to embarrass the other party.

13. **Governing Law; Jurisdiction**. This Agreement, including all matters relating to the validity, construction, performance and enforcement thereof, shall be governed by the laws of the State of New York applicable to agreements wholly made and to be performed therein. The parties irrevocably and unconditionally consent to submit to the exclusive jurisdiction and venue of the courts located in New York (both Federal and state) for any action relating to this Agreement and the transactions contemplated hereby.

14. **Validity**. If any provision of this Agreement shall be invalid or unenforceable either in its entirety or by virtue of its scope or application to given circumstances such provision shall be deemed modified to the extent necessary to render the same valid or as not applicable to give circumstances, or deemed to be excised from this Agreement, as the situation may require. This Agreement shall be construed and enforced as if such provision had been included herein as so modified in scope or application or had not been included herein, as the case may be.

15. **Notices**. All notices, reports, requests or demands shall be deemed given to the parties at the addresses first stated herein and shall be deemed give on: (i) the date any facsimile transmission is received and confirmed: (ii) three (3) days after deposit in U.S. mails if sent by mail; and (iii) one (1) day after deposit with overnight courier. Copies of all notices shall be sent as follows:

If to Company:
Leah Robert, Senior Vice President of Licensing
411 West Putnam Avenue, Third Floor
Greenwich, CT 06830

With copy to:
Jessica Elliott Cardon, Vice President, General Counsel
411 West Putnam Avenue, Third Floor
Greenwich, CT 06830

If to the Agent:
Excel Corporation
1384 Broadway, 17th Floor
New York, NY 10036
Attn: Robert Stone

16. **Entire Agreement**. This Agreement contains the entire agreement and understanding of the parties with respect to the subject matter hereof, and all prior understandings and agreements between the parties hereto relating to the subject matter hereof are hereby superseded. This Agreement may be modified only by a writing signed by all parties to be bound by the modification.

17. **Counterparts**. This Agreement may be executed in any number of identical counterparts, each of which shall be deemed an original, and all of which, when taken together, shall constitute one and the same document.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and entered into as of the date hereinabove set forth.

EXCEL CORPORATION

By: ______________________

Robert Stone

Title: DIRECTOR

Date: 2/21/12

CAMUTO CONSULTING INC.

By: ______________________

Vince Camuto, CEO

Date: 2/21/12